Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2014 Q1 RESULTS

PARK CITY, Utah, January 30, 2014/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2014 first quarter ended December 31, 2013.  Net sales for the fiscal 2014 first quarter were $51.6 million compared to $49.7 million for the same quarter of fiscal 2013.  For the first quarter of fiscal 2014, net income was $4.1 million, or $0.42 diluted earnings per share, compared to net income of $3.5 million, or $0.36 diluted earnings per share, for the same quarter of fiscal 2013.

Operating cash flow for the fiscal 2014 first quarter was $5.5 million compared to $6.8 million for the same period of fiscal 2013.  The fiscal 2014 first quarter operating cash flow, combined with net borrowings of $2.0 million and existing cash, was primarily used to invest $6.2 million in acquisitions of natural product businesses, $3.1 million in purchases of property, plant and equipment and $0.5 million in purchases of common stock for treasury.

Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2014 first quarter results were a reflection of core strength in our branded business.  We believe these results correspond to a long-term macro trend of individuals seeking healthier and more active lifestyles as they age.   Positive growth in quarterly net sales, net income and Adjusted EBITDA continued. Management is focused on niche acquisitions that round out the branded product offering available to our health and natural food store customers. Three small acquisitions were completed during the fiscal first quarter.  Enhancing in-store service and educational relationships with retail stores that we serve remain the primary objective in 2014 for our marketing and sales organizations. This is critical as we expand our branded portfolio of supplement, beauty and nutritional products.”

Mr. Gay stated, “Ongoing efforts to innovate operationally, control material costs, reduce labor expenses and streamline our marketing and sales infrastructure remain a key management focus this fiscal year. Our larger corporate customers have continued to expand and consolidate their geographic influence in many major US markets.  Small to medium chains of health food stores and natural food markets that aggressively market and promote are experiencing revenue expansion, while some smaller retailers that fail to implement these competitive tactics face an uphill battle.  Management and our employees would like to express appreciation to our customers and stockholders for their ongoing support.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids®, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under various trade names including Fresh Vitamins™, Granola’s™, Nature’s Discount® and Warehouse Vitamins™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with approximately 7,500 SKUs, including approximately 1,000 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions,  inability to complete them or inability to integrate them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2014 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	December 31,	September 30,
	2013	2013
Assets
Current assets, net	$75,633	$75,048
Property, plant and equipment, net	77,236	76,214
Goodwill	18,643	15,821
Other non-current assets, net	26,716	25,227
	$198,228	$192,310

Liabilities and Stockholders’ Equity
Current liabilities	$21,094	$21,796
Long-term liabilities	34,654	32,638
Stockholders’ equity	142,480	137,876
	$198,228	$192,310

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended December 31,
	2013	2012
Net sales	$51,550	$49,744
Cost of sales	25,488	25,603
Gross profit	26,062	24,141
Operating expenses
Selling, general and administrative	18,581	17,764
Amortization of intangible assets	584	572
Income from operations	6,897	5,805
Interest and other expense, net	318	311
Income before provision for income taxes	6,579	5,494
Provision for income taxes	2,444	2,000

Net income	$4,135	$3,494

Net income per common share
Basic	$0.42	$0.36
Diluted	0.42	0.36

Weighted average common shares outstanding
Basic	9,837,631	9,791,277
Diluted	9,847,659	9,818,427

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended December 31,
	2013	2012

Net income	$4,135	$3,494
Provision for income taxes	2,444	2,000
Interest and other expense, net (1)	318	311
Depreciation and amortization	2,638	2,402

Adjusted EBITDA	$9,535	$8,207

(1) Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation and amortization.  We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.